Exhibit 10.4

— AGREEMENT AND GENERAL RELEASE —

          W. J. CALISE, JR. and ROCKWELL AUTOMATION, INC. have reached the following Agreement. In this Agreement, “EMPLOYEE” refers to W. J. Calise, Jr., and “COMPANY” refers to Rockwell Automation, Inc.

     FIRST: Benefits.

     EMPLOYEE and COMPANY agree that EMPLOYEE will cease actively working full time for COMPANY as of the close of business on May 30, 2004, but will remain on COMPANY’S active payroll and continue to make himself available to perform work for COMPANY, as directed by COMPANY’S Chief Executive Officer, Chairman, or General Counsel, through the close of business on September 30, 2004 (hereafter referred to as his “initial salary continuation period”). Thereafter, EMPLOYEE will remain on COMPANY’S active payroll for 24 months from October 1, 2004, through the close of business on September 30, 2006 (hereafter referred to as his “subsequent salary continuation period”), at which time EMPLOYEE will retire. EMPLOYEE will receive no additional pay or notice at the time of his retirement, except for payments he is entitled to receive from COMPANY’S qualified and/or unqualified pension plans and for vacation pay.

     During his initial salary continuation period, EMPLOYEE will be paid at his monthly base salary rate as of May 30, 2004 and will continue to receive his current benefits except as otherwise provided herein. At the end of his initial salary continuation period, COMPANY will pay EMPLOYEE for all accrued but unused Calendar Year 2004 vacation. In addition, EMPLOYEE’S 2001 deferred vacation payment will be paid in accordance with the Board’s resolution regarding payout of the 320 deferred hours at EMPLOYEE’S current rate, in the amount of $73,846, less applicable taxes. The payment will be made on January 31, 2005.

     EMPLOYEE will not be expected to perform any work for COMPANY but will be paid at his monthly base salary rate as of May 30, 2004. In December 2004, EMPLOYEE will receive Fiscal Year 2004 Incentive Compensation (“ICP”) in the amount of 62 1/2% of his current salary times the percentage determined to be earned by the Senior Corporate Staff, and will receive such ICP, less all applicable federal, state and local taxes and other applicable deductions, unless COMPANY’S Board of Directors decides not to give ICP to any other COMPANY Senior Executive. EMPLOYEE further understands and agrees that he will not receive any Fiscal Year 2005 or 2006 ICP, and that he will receive no more stock option grants; stock options may be exercised, will vest, and will be forfeited according to the rules of the employee stock option plan. During his subsequent salary continuation period, EMPLOYEE will be provided the following benefits only:

•	A car allowance in the amount of $1,700 per month through December 31, 2004;

•	Eligibility to participate in Company savings plan;

•	Credited service under COMPANY’S qualified Pension Plan;

•	Return Relocation Program, including movement of furnishings to California and one-way air travel;

•	Income tax preparation/estate planning benefit in an amount not to exceed $7,500 for Calendar Year 2004 and 2005;

•	Company paid executive physical in Calendar Year 2005, including travel and lodging, and related costs to the Mayo Clinic in Scottsdale, Arizona;

•	Medical benefits coverage and officer dental and vision will continue through September 30, 2006;

•	Liability insurance benefits will continue through February 28, 2007;

•	Continuing use of COMPANY provided phone line, PC hook-up and facsimile machine (in home), car phone and cellular phone and receipt of newspapers, periodicals and journals through September 30, 2006; and

     SECOND: No Obligation to Provide These Benefits Under Normal Policies.

     EMPLOYEE acknowledges that, under COMPANY’S normal policies and procedures and absent this Agreement, he would not be entitled to receive any pay, bonuses or benefits between the date he stops performing work for COMPANY and the date he retires, which benefits are set forth in Paragraph First.

     THIRD: Complete Mutual Release

     EMPLOYEE and COMPANY agree to release each other and each of their predecessors, successors and assigns, any subsidiaries, any related companies, and the employees, directors, officials, agents, officers, representatives and attorneys of any of them, from all claims or demands EMPLOYEE or COMPANY may have based on EMPLOYEE’S employment with COMPANY or the termination of that employment. This includes, but is not limited to, a release of any rights or claims EMPLOYEE may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; under Title VII of the Civil Rights Act of 1964; or under any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes, but is not limited to, a release by EMPLOYEE of any claims for breach of contract or wrongful discharge. Furthermore, this includes a release by EMPLOYEE of any claims under the Wisconsin workers’ compensation laws and statutes, or any other applicable state workers compensation laws or statutes, only as to injuries, if any, incurred prior to the date of this Agreement. This release covers both claims that EMPLOYEE and COMPANY know about and those they may not know about and, for the purpose of implementing a full and complete release, EMPLOYEE and COMPANY expressly acknowledge that this Agreement is intended to include all claims which they do not know or suspect to exist in their favor at the time of their signatures on the Agreement, and that this Agreement will extinguish any such claims.

     This release does not include, however, a release of EMPLOYEE’S rights, if any, to pension, retiree, health or similar benefits under the COMPANY’S standard retirement program, to EMPLOYEE’S rights under COMPANY’S stock option plans, or to any claims arising after he signs this Agreement.

     FOURTH: No Future Lawsuits.

     EMPLOYEE promises never to file a lawsuit or request arbitration asserting any claims that are released in Paragraph Third.

     FIFTH: Non-Release of Future Claims.

     This Agreement does not waive or release any rights or claims that EMPLOYEE may have under the Age Discrimination in Employment Act which arise after the date the EMPLOYEE signs this Agreement.

     SIXTH: Consequences of Party’s Violation of Promises.

     Except as otherwise provided herein, if a party breaks its or his promise in Paragraph Fourth of this Agreement and files a lawsuit, request for arbitration or other claim or action based on legal claims that the party has released, that party will pay for all costs incurred by the other party, any related companies or the directors or employees of any of them, including reasonable attorneys’ fees, in defending against the claim, however, EMPLOYEE will not be obligated to pay for such costs for any lawsuit, arbitration or other claim or action brought pursuant to the federal Age Discrimination in Employment Act.

     SEVENTH: Confidentiality and Cooperation.

     EMPLOYEE and COMPANY agree not to make the existence or terms of this Agreement and General Release public except as may be necessary to protect the rights contained herein or as otherwise required by law.

     Further, EMPLOYEE agrees to reasonable cooperation with COMPANY in the defense or prosecution of any litigation, arbitration, or claim against or by any person or party. COMPANY agrees to pay EMPLOYEE’S reasonable, documented, out-of-pocket expenses in providing any such cooperation pursuant to the terms of this Paragraph. EMPLOYEE shall not, however, be paid for his time or inconvenience in providing cooperation pursuant to the terms of this Paragraph. Employee shall be entitled to indemnification by COMPANY for any activities for which indemnification is required under COMPANY’S Bylaws or under Delaware state law or otherwise.

     EIGHTH: Period for Review and Consideration of Agreement.

     EMPLOYEE understands that EMPLOYEE has been given a period of 21 days to review and consider this Agreement before signing it. EMPLOYEE further understands that EMPLOYEE may use as much of this 21-day period as EMPLOYEE wishes prior to signing.

     NINTH: Non-Admission of Liability.

     By making this Agreement, neither the EMPLOYEE nor COMPANY admits that he or it has done anything wrong.

     TENTH: Representation By Counsel.

     EMPLOYEE was advised by COMPANY to consult with an attorney before signing this Agreement.

     ELEVENTH: EMPLOYEE’S Right to Revoke Agreement.

     EMPLOYEE may revoke this Agreement within seven (7) days of EMPLOYEE’S signing it. Revocation can be made by delivering a written notice of revocation to:

Marc G. Kartman, Vice President and Associate General Counsel

777 East Wisconsin Avenue, Suite 1400

Milwaukee, WI 53202.

     For this revocation to be effective, written notice must be received by Mr. Kartman no later than the close of business on the seventh day after EMPLOYEE signs this Agreement. If EMPLOYEE revokes this Agreement, it shall not be effective or enforceable and EMPLOYEE will not receive the benefits described in the First Paragraph.

     TWELFTH: Arbitration.

     Any and all disputes regarding this Agreement will be resolved by binding Arbitration pursuant to the “Mutual Agreement to Arbitrate Claims” between EMPLOYEE and COMPANY, such arbitration to take place at the American Arbitration Association’s offices nearest to COMPANY’S World Headquarters in Milwaukee, Wisconsin.

     THIRTEENTH: In Event of a Change of Control

     EMPLOYEE agrees and understands that upon the effectiveness of this Agreement, the Change of Control Agreement between EMPLOYEE and COMPANY dated January 15, 1999 becomes null and void and EMPLOYEE will not be entitled to any benefits so described in the Change of Control Agreement.

     FOURTEENTH: Entire Agreement.

     This is the entire Agreement between EMPLOYEE and COMPANY. COMPANY has made no promises to EMPLOYEE other than those in this Agreement.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS ENTERING INTO IT VOLUNTARILY. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

THIS AGREEMENT WILL NOT TAKE EFFECT FOR SEVEN (7) DAYS AFTER EMPLOYEE SIGNS IT.

ROCKWELL AUTOMATION, INC.			EMPLOYEE

By:	/s/ Keith D. Nosbusch KEITH D. NOSBUSCH		/s/ William J. Calise, Jr. WILLIAM J. CALISE, JR.

	Date:	May 27, 2004	Date:	May 26, 2004